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                                                               EXHIBIT 12.2

                    PETERSEN PUBLISHING COMPANY, L.L.C.

        COMPUTATION OF RATIO OF PRO FORMA EARNINGS TO FIXED CHARGES

                              (IN THOUSANDS)

                                (UNAUDITED)

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
                                                                  TEN MONTHS
                                                     YEAR ENDED      ENDED
                                                    NOVEMBER 30, SEPTEMBER 30,
                                                        1995         1996
                                                    ------------ -------------
Pro Forma Earnings:
Pro Forma Income before taxes......................   $(48,424)    $(35,044)
Fixed Charges:
  Interest in Rent Expense.........................      1,745        1,444
  Interest Expense.................................     34,815       29,691
                                                      --------     --------
Pro Forma Earnings.................................   $(11,864)    $ (3,909)
                                                      --------     --------
Pro Forma Fixed Charges:
  Interest in Rent Expense.........................   $  1,745     $  1,444
  Interest Expense.................................     34,815       29,691
                                                      --------     --------
Pro Forma Fixed Charges............................   $ 36,560     $ 31,135
                                                      ========     ========
Pro Forma Fixed Charges in Excess of Pro Forma
 Earnings..........................................   $(48,424)    $(35,044)
                                                      ========     ========
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